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                                                                      EXHIBIT 22

                                GROSSMAN'S INC.

SUBSIDIARIES

     Domestic Subsidiaries (all 100% owned):

         Alamo Enterprises Building Supplies Inc. (Texas) (inactive) Bacon Street, Inc. (Massachusetts) (inactive)
         Contractors' Warehouse, Inc. (California) (inactive)
         Evans Adco Inc. (Delaware) (inactive)
         Evans Financial Corp. (Washington) (inactive)
         Evy Canco, Inc. (Ohio) (inactive)
         GRS Realty Company, Inc. (Delaware)
         GRS Holding Company, Inc. (Delaware)
         P.D.I. Inc. (Ohio) (inactive)
         Project-Pro's, Inc. (Delaware) (inactive)